Exhibit 12
                                                              ----------

                      CONSOLIDATED RAIL CORPORATION
                      -----------------------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------
                             ($ In Millions)


                                            Quarters Ended    Nine Months Ended
                                             September 30,      September 30,
                                            --------------    -----------------
                                            1995      1994     1995        1994
                                            ----      ----     ----        ----
Earnings
--------
  Pre-tax income                            $182      $171     $437        $286
    Add:
      Interest expense                        46        45      140         133
      Rental expense interest factor          12         7       42          25
    Less equity in undistributed
     earnings of 20%-50% owned companies      (4)       (4)     (13)        (13)
                                            ----      ----     ----        ----
Earnings available for fixed charges        $236      $219     $606        $431
                                            ====      ====     ====        ====

Fixed charges
-------------
  Interest expense                            46        45      140         133
  Rental expense interest factor              12         7       42          25
  Capitalized interest                                   1                    1
                                            ----      ----     ----        ----
Fixed charges                               $ 58      $ 53     $182        $159
                                            ====      ====     ====        ====

Ratio of earnings to fixed charges          4.07x     4.13x    3.33x       2.71x




For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.